UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 16, 2009

MERRIMAN CURHAN FORD GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-15831 (Commission File Number)	11-2936371 (IRS Employer Identification No.)

600 California Street, 9th Floor, San Francisco, California ( Address of Principal Executive Offices)	94108 (Zip Code)

Registrant's telephone number, including area code (415) 248-5600

(Former Name or Former Address, if Changed Since Last Report)

Item 1.01	Entry Into a Material Definitive Agreement

The Company entered into an agreement dated January 16, 2009 for the sale of one of the lines of business conducted by the Company’s subsidiary, Merriman Curhan Ford & Co., and certain assets relating to that line of business.  The business, which has been operating under the name Institutional Cash Distributors, has not been operated as a separate subsidiary or as a division of the Company, but has been integrated with the Company’s other business operations.  The purchaser of the line of business and assets is Institutional Cash Distributors LLC, a California Limited Liability Company.  Certain current employees of Merriman Curhan Ford & Co. are members of  Institutional Cash Distributors LLC: Tom Newton, Ed Baldry, and Jeff Jellison.

The assets being sold include the Company’s rights in trademark, copyright and other intellectual property used in the business, customer lists, marketing materials, and books and records.  Consideration to be paid for the assets consists of $2 million payable in cash in monthly installments.  This price was arrived at through negotiation with the purchasers, after a review of strategic options for the business.  Further details of the assets being sold and the consideration for them are available in the Asset Purchase Agreement  dated January 16, 2009 by and among, the Company, Merriman Curhan Ford & Co., Institutional Cash Distributors LLC, Tom Newton, Ed Baldry, and Jeff Jellison attached hereto as an exhibit.

Item 9.01	Exhibits

(d) Exhibits.

10.47	Asset Purchase Agreement dated January 16, 2009 by and among, the Company, Merriman Curhan Ford & Co., Institutional Cash Distributors LLC, Tom Newton, Ed Baldry, and Jeff Jellison

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERRIMAN CURHAN FORD GROUP, INC.

Date: January 16, 2009	By:	/s/ D. JONATHAN MERRIMAN
D. Jonathan Merriman Chief Executive Officer